Exhibit 99.1

NEWS RELEASE	C2007-10
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - October 22, 2007	Page 1

DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2007
FINANCIAL RESULTS

KANSAS CITY, MO (October 22, 2007) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $672.8 million ($9.62 per diluted share) for the third quarter 2007 compared to $54.7 million ($0.76 per diluted share) for the third quarter 2006. Consolidated net income for the nine months ended September 30, 2007 was $811.0 million ($11.37 per diluted share) compared to $191.9 million ($2.63 per diluted share) for the nine months ended September 30, 2006. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $61.5 million ($0.88 per diluted share) for the third quarter 2007 compared to $50.1 million ($0.70 per diluted share) for the third quarter 2006, and $182.8 million ($2.55 per diluted share) for the nine months ended September 30, 2007 compared to $152.9 million ($2.09 per diluted share) for the nine months ended September 30, 2006.

Asurion sale:

•
As previously reported, on July 3, 2007, DST sold a significant portion of its ownership in Asurion Corporation (“Asurion”) for $980 million of cash and estimated receivables of $43.9 million to be collected within one year from the closing of the transaction. The transaction resulted in DST recording a $996.3 million pretax gain and $617.0 million of net income ($8.82 per diluted share) during the three months ended September 30, 2007. The effects of the transaction have been taken into account in the determination of non-GAAP net income and non-GAAP diluted earnings per share, which is described in the section titled "Use of Non-GAAP Financial Information” and the attached schedule titled “Description of Non-GAAP Adjustments”. The majority of the proceeds from the transaction was used to pay down debt. The remainder of the proceeds was invested in cash and short-term investments and will be used in fourth quarter 2007 to satisfy tax obligations associated with the sale. Additional information on this transaction is contained in the section titled "Other Financial Results - Equity in earnings (losses) of unconsolidated affiliates".

Third quarter 2007 operating highlights were as follows:

•
Consolidated operating revenues increased $45.8 million or 12.3% compared to the third quarter 2006 primarily from inclusion of approximately $22.0 million of operating revenues from Amisys Synertech, Inc. (“ASI”), and increases in mutual fund shareowner accounts serviced, international professional service revenues, and higher Output Solutions volumes.

•
Consolidated income from operations decreased $1.1 million or 1.4% to $75.3 million as compared to $76.4 million for third quarter 2006. Taking into account certain non-GAAP adjustments, income from operations increased $8.4 million or 11.8% as compared to third quarter 2006 primarily resulting from increased contributions from Output Solutions and higher contributions from mutual fund shareowner processing.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 2

Output Solutions income from operations for third quarter 2007 increased $6.0 million from third quarter 2006. Taking into account certain non-GAAP adjustments, Output Solutions income from operations increased $6.8 million compared to third quarter 2006. Contributing to the increase were higher U.S. volumes and cost efficiencies realized from the implementation of new proprietary printing and inserting technologies.

•	DST successfully converted approximately 7.6 million mutual fund shareowner accounts and approximately 200,000 mutual fund shareowner subaccounts during third quarter 2007.

Share related activity during third quarter 2007 was as follows:

•
During third quarter 2007, the Company repurchased 2,625,000 shares of DST common stock for $205.9 million or approximately $78.44 per share. At September 30, 2007, approximately 3.0 million shares remained under the existing share repurchase authorization.

•
The Company had approximately 61.5 million shares outstanding at September 30, 2007, including approximately 2.6 million unvested restricted shares. The net effect of share repurchases and shares issued from stock option exercises during the three months ended September 30, 2007 resulted in a net decrease in shares outstanding of approximately 1.9 million shares.

•
Diluted shares outstanding for third quarter 2007 were 69.9 million shares, a decrease of 2.1 million shares or 2.9% from third quarter 2006, and a decrease of 1.9 million shares or 2.6% from second quarter 2007. Diluted shares outstanding include an aggregate 10.0 million shares comprised of the dilutive effects of 6.5 million shares from convertible debentures, 2.1 million shares from outstanding stock options and 1.4 million shares from restricted stock. The aggregate dilutive effect of these items decreased by approximately 200,000 shares from second quarter 2007 due to options exercised during the quarter, and increased 4.3 million shares from the prior year quarter primarily from an increase in the Company’s average share price.

•
Total stock options and restricted stock (“equity units”) outstanding at September 30, 2007 were 9.2 million, a decrease of 600,000 equity units or 6.1% from June 30, 2007 and a decrease of 2.2 million equity units or 19.3% from December 31, 2006.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 3

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments”.

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment, excluding out-of-pocket reimbursements (“OOP”), for the three months ended September 30, 2007 increased $40.5 million or 16.8% to $281.1 million as compared to the three months ended September 30, 2006. U.S. operating revenues for third quarter 2007 increased $31.3 million or 15.0% over third quarter 2006 primarily from the inclusion of $22.0 million of ASI revenues and higher mutual fund shareowner accounts serviced partially offset by lower AWD license revenues. International operating revenues increased $9.2 million over third quarter 2006 attributable to higher professional services revenues and higher investment management software license fees.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $9.9 million of software license fee revenues for the three months ended September 30, 2007, a decrease of $700,000 over third quarter 2006 primarily due to lower AWD software license revenues, partially offset by higher medical claims processing software and investment management software license revenues. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 4

U.S. mutual fund open shareowner accounts processed totaled 118.2 million at September 30, 2007, a net increase of 8.0 million or 7.3% since June 30, 2007, and an increase of 12.4 million or 11.7% since December 31, 2006. The net increase during the three months ended September 30, 2007 included approximately 7.6 million accounts from previously announced client conversions and approximately 200,000 subaccounts from DST’s previously announced acquisition of a company that provides mutual fund shareowner subaccounting services, on a full service basis, to the broker/dealer industry. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 45.9 million at September 30, 2007, a net increase of 3.8 million accounts or 9.0% since June 30, 2007. The net increase in tax-advantaged retirement and educational savings accounts during the three months ended September 30, 2007 was primarily due to the client conversions mentioned above.

Since June 30, 2007, the Company received new client commitments from clients with approximately 130,000 mutual fund shareowner accounts and 300,000 mutual fund subaccounts. The new mutual fund shareowner accounts and the new mutual fund subaccounts are scheduled to convert in first quarter 2008. The Company currently has total new client commitments for approximately 430,000 mutual fund shareowner accounts and approximately 7.1 million mutual fund subaccounts, based on current levels. The mutual fund shareowner accounts are expected to convert in the first half of 2008 and the mutual fund subaccounts are expected to convert at various times over the next year.

Financial Services segment income from operations for the third quarter 2007 increased $1.5 million from the prior year quarter to $68.6 million. Increased revenues from higher mutual fund shareowner accounts serviced, increased international services revenues and the elimination of amortization of DST Health Solutions intangibles resulting from the adoption of FIN 48 were partially offset by higher personnel costs to support the growth in mutual fund shareowner processing, increased personnel related costs at DST International from higher revenues and certain executive restructurings, and amortization of ASI intangible assets. Reimbursable operating expenses included in costs and expenses were $16.5 million during the three months ended September 30, 2007, an increase of $2.2 million compared to the same period in 2006. Excluding reimbursable operating costs, costs and expenses increased $37.6 million to $190.9 million due primarily to the inclusion of ASI and increased personnel costs to support business growth and higher software / hardware maintenance charges. Depreciation and amortization costs increased $1.4 million in the third quarter 2007 compared to the prior year quarter. The net increase is attributable to higher depreciation of internally developed software placed in service during the third quarter and the inclusion of ASI, partially offset by the absence of amortization of DST Health Solutions intangible assets resulting from the adoption of FIN 48. Operating margin for the third quarter 2007 declined to 24.4% compared to 27.9% for the third quarter 2006 for the reasons mentioned above.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for third quarter 2007 were $136.4 million, an increase of $5.0 million or 3.8% as compared to third quarter 2006, from higher U.S. processing volumes and increased international revenues.

Items mailed during the three and nine months ended September 30, 2007 were 653.5 million and 2.0 billion, an increase of 2.6% and 5.3%, respectively, compared to the same periods in 2006. Images produced during the three and nine months ended September 30, 2007 were 4.4 billion and 13.0 billion, an increase of 7.3% and 14.0%, respectively, compared to the same periods in 2006. Revenues per image declined 4.2% from third quarter 2006 principally as a result of higher relative volume increases from customers with lower unit pricing.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 5

Output Solutions segment income from operations for third quarter 2007 totaled $7.6 million as compared to $800,000 in third quarter 2006. Costs and expenses for the three months ended September 30, 2007 were $255.8 million, a decrease of $1.1 million or 0.4% from the same period in 2006. Reimbursable operating costs included in costs and expenses were $136.9 million for the three months ended September 30, 2007, an increase of approximately $1.5 million compared to 2006 principally from postage related to higher processing volumes. Excluding reimbursable operating costs, costs and expenses decreased $2.6 million to $118.9 million from lower material and equipment costs as a result of the implementation of new proprietary printing and inserting technologies, partially offset by higher personnel costs associated with the increased volumes. Depreciation and amortization increased $800,000 as compared to third quarter 2006 attributable to depreciation on new proprietary printing and inserting equipment. Operating margin for the third quarter 2007 was 5.6% compared to 0.6% for the third quarter 2006 for the reasons mentioned above. Third quarter 2007 income from operations includes operating revenues from certain annual mailings and approximately $1.2 million of cost reductions primarily due to the finalization of a year to date vendor rebate. These two items are not expected to recur in fourth quarter 2007.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $16.6 million for third quarter 2007, an increase of $100,000 from third quarter 2006. Income from operations for third quarter 2007 increased $100,000 as compared to third quarter 2006 attributable to higher revenues.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates:

	Three months ended			Nine months ended
	September 30,			September 30,
(in millions)	2007		2006	2007	2006

Asurion	$		$1.8	$21.9	$16.9
BFDS		7.6	6.2	23.6	20.1
IFDS		3.4	2.9	13.3	6.8
Argus		1.5	0.8	3.4	3.8
Other		(2.2)	(1.3)	(4.6)	(2.8)
		$10.3	$10.4	$57.6	$44.8

On July 3, 2007, Asurion completed a transaction whereby certain private equity firms acquired a significant stake in Asurion. Prior to the closing of the transaction, DST held a 37.4% equity interest in Asurion and accounted for its interest in the subsidiary under the equity method. As a result of the transaction, DST’s equity interest in Asurion has been reduced to approximately 6%. Effective with the closing, DST accounts for its investment in Asurion under the cost basis and no longer records equity in earnings for Asurion.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 6

DST’s equity in BFDS earnings for third quarter 2007 increased $1.4 million due to higher mutual fund shareowner servicing revenues from an increase in shareowner volumes.

DST’s equity in IFDS earnings for third quarter 2007 increased $500,000 due to improvements in operations. Shareowner accounts serviced by IFDS U.K. were 5.8 million at September 30, 2007, unchanged from June 30, 2007 and an increase of 200,000 accounts from December 31, 2006. Shareowner accounts serviced by IFDS Canada were 7.4 million at September 30, 2007, unchanged from June 30, 2007 and an increase of 300,000 from December 31, 2006.

Equity in earnings of Argus Health Systems for the three months ended September 30, 2007 increased $700,000 as result of higher pharmacy claim processing revenues.

The Other category in the table above includes principally various real estate joint ventures. DST is a 50% partner in a limited purpose real estate joint venture formed to develop and lease approximately 1.1 million square feet of office space to the U.S. government. The project was substantially completed in fourth quarter 2006 and became fully leased in 2007. The decrease in equity in earnings from Other, as compared to the prior year, is primarily the result of $1.5 million of additional depreciation recorded by this joint venture in third quarter 2007.

During third quarter 2007, DST’s real-estate joint ventures recorded $4.9 million (DST’s portion) of impairment charges on real estate held for sale. The amounts for Other included in the above table for the three and nine months ended September 30, 2007 have been adjusted to add back this $4.9 million impairment charge. In addition, Asurion made dividend-equivalent bonus payments to its vested stock option holders in connection with a debt-financed distribution to all of its shareholders in July 2006, and the related compensation expense allocable to DST's interest in Asurion reduced DST’s equity in earnings of Asurion by approximately $12.7 million in the third quarter of 2006. The three and nine months ended September 30, 2006 amounts for Asurion in the table above have been adjusted to add back this $12.7 million charge.

Other income, net

Other income was $14.9 million in third quarter 2007, an increase of $6.0 million as compared to third quarter 2006, primarily due to higher dividend income and interest income earned from investment of a portion of the cash proceeds from the sale of Asurion that will be used in the fourth quarter 2007 to fund the Company’s income tax obligations resulting from the sale.

Interest expense

Interest expense was $11.6 million for third quarter 2007, a decrease of $2.4 million from third quarter 2006, primarily from lower average debt balances outstanding as a result of using a portion of the Asurion sale proceeds to pay down debt.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 7

Income taxes

The Company’s tax rate was 34.0% and 34.1% during the three and nine months ended September 30, 2007, respectively, as compared to 34.5% and 34.7% for the three and nine months ended September 30, 2006, respectively. The Company’s tax rate for 2007 has been favorably impacted from the January 1, 2007 adoption of FIN 48, which has resulted in a reduction in interest accruals relating to uncertain tax positions as compared to prior year periods. The Company expects its tax rate to be approximately 34.0% for the remainder of 2007, which excludes the impact of the Asurion transaction from the effective tax rate.

Accounting Standards

Earnings Per Share

The FASB has previously issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $8.42 and $0.70 (versus GAAP reported earnings of $9.62 and $0.76) for the three months ended September 30, 2007 and 2006, respectively, and $10.04 and $2.48 (versus GAAP reported earnings of $11.37 and $2.63) for the nine months ended September 30, 2007 and 2006, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

Senior Convertible Debentures

In September 2007, the FASB issued proposed FASB Staff Position (“FSP”) No. APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). This FSP clarifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The FSP will be effective for financial statements issued for fiscal years beginning after December 15, 2007. Early adoption is not permitted. This FSP will be applied retrospectively to all periods presented. DST is still evaluating the impact of this FSP and currently believes that the adoption of this standard will result in higher interest expense on DST’s $840 million of senior convertible debentures and will result in the separation of the debt and equity components of the senior convertible debentures on the Consolidated Condensed Balance Sheet.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 8

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 9

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2007	2006	2007	2006

Operating revenues	$419.5	$373.7	$1,262.9	$1,136.9
Out-of-pocket reimbursements	153.3	149.8	462.2	533.1
Total revenues	572.8	523.5	1,725.1	1,670.0

Costs and expenses	463.4	417.7	1,384.7	1,364.8
Depreciation and amortization	34.1	29.4	95.6	89.6

Income from operations	75.3	76.4	244.8	215.6

Interest expense	(11.6)	(14.0)	(49.2)	(59.8)
Other income, net	14.9	10.2	41.6	39.7
Gain on sale of business				52.8
Gain on sale of equity investment	996.3		996.3
Equity in earnings of unconsolidated affiliates	5.4	(2.3)	52.7	32.1

Income before income taxes	1,080.3	70.3	1,286.2	280.4
Income taxes	407.5	15.6	475.2	88.5

Net income	$672.8	$54.7	$811.0	$191.9

Average common shares outstanding	59.9	66.3	61.5	67.1
Diluted shares outstanding	69.9	72.0	71.2	72.8

Basic earnings per share	$11.24	$0.83	$13.18	$2.86
Diluted earnings per share	$9.62	$0.76	$11.37	$2.63

FOR IMMEDIATE RELEASE - October 22, 2007	Page 10

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Financial Services
Operating	$281.1	$240.6	$836.8	$729.2
OOP reimbursements	16.5	14.3	48.0	46.0
	$297.6	$254.9	$884.8	$775.2

Output Solutions
Operating	$136.4	$131.4	$421.4	$400.0
OOP reimbursements	136.9	135.4	414.2	487.4
	$273.3	$266.8	$835.6	$887.4

Investments and Other
Operating	$16.6	$16.5	$48.1	$47.5
OOP reimbursements		0.1	0.2	0.3
	$16.6	$16.6	$48.3	$47.8

Eliminations
Operating	$(14.6)	$(14.8)	$(43.4)	$(39.8)
OOP reimbursements	(0.1)		(0.2)	(0.6)
	$(14.7)	$(14.8)	$(43.6)	$(40.4)

Total Revenues
Operating	$419.5	$373.7	$1,262.9	$1,136.9
OOP reimbursements	153.3	149.8	462.2	533.1
	$572.8	$523.5	$1,725.1	$1,670.0

FOR IMMEDIATE RELEASE - October 22, 2007	Page 11

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Income from operations
Financial Services	$65.3	$72.3	$198.0	$201.2
Output Solutions	6.8	0.8	24.7	5.7
Investments and Other	3.2	3.3	22.1	8.7
	$75.3	$76.4	$244.8	$215.6

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	September 30,	December 31,
Selected Balance Sheet Information	2007	2006

Cash	$287	$61
Short Term Investments	168
Total Debt	1,014	1,441

	For the Nine Months Ended September 30,
Selected Cash Flow Information	2007	2006

Capital expenditures
Operating segments	$75	$75
Investments and Other segment	4	3

FOR IMMEDIATE RELEASE - October 22, 2007	Page 12

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information”.

The following items, which occurred during the quarter ended September 30, 2007, have been treated as non-GAAP adjustments:

•
Costs associated with the partial termination of a non-qualified deferred compensation plan in the amount of $4.3 million. The $4.3 million cost (included in costs and expenses) was allocated to the Financial Services ($3.3 million), Output Solutions ($800,000) and Investments and Other segment ($200,000). The income tax benefit associated with this cost is approximately $1.6 million.

•
Non-operating gain related to the sale of Asurion, an equity investment, in the amount of $996.3 million. Total proceeds from the gain included $980 million of cash and estimated receivables of $43.9 million which are expected to be collected within one year from the closing of the transaction. The income tax expense associated with this gain is approximately $381.0 million if calculated on a discrete period basis. However, the tax effect was required to be recorded through the effective tax rate, which resulted in approximately $379.3 million being recognized in third quarter 2007 and the remaining amount of approximately $1.7 million to be recognized in fourth quarter 2007.

•
Decreased equity in earnings of unconsolidated real-estate affiliates associated with impairment charges on real estate held for sale in the amount of $4.9 million. The income tax benefit associated with this these impairment charges is approximately $1.9 million.

In addition to the items which occurred in the quarter ended September 30, 2007 as described above, the following items which occurred during the six months ended June 30, 2007 have been previously reported as non-GAAP adjustments and are included in the nine months ended September 30, 2007:

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Other net gains, in the amount of $8.0 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $3.2 million.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income, net. The income tax expense associated with this gain was approximately $400,000.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 13
DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $4.3 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.7 million.

•
Net gain resulting from the sale of office buildings in California, in the amount of $12.4 million, which is included in Investments and Other as a reduction to costs and expenses. The income tax expense associated with this income was approximately $4.9 million. Total cash proceeds from the sale were approximately $37.6 million.

•
Non-operating gain resulting principally from a settlement of a dispute related to a prior business acquisition, in the amount of $1.5 million, which is included in other income, net. The income tax expense associated with this gain was approximately $600,000.

•	Favorable resolution of an international income tax issue that resulted in a $3.8 million reduction in income tax expense.

The following items, which occurred during the quarter ended September 30, 2006, have been previously reported as non-GAAP adjustments:

•
Reduced depreciation expense of $2.6 million, reduced costs and expenses of $4.3 million and increased other non-operating income of $900,000 for an aggregate pretax income of $7.8 million related to the settlement of an outstanding state sales and use tax matter for historical periods dating back to 2001. DST management considers the settlement to be non-recurring in nature. The settlement had a favorable impact on Financial Services income from operations of $6.9 million related to sales and use taxes and other non-operating income of $900,000 related to interest for an aggregate pretax impact of $7.8 million during the third quarter 2006. The income tax expense associated with this settlement was approximately $3.1 million ($2.7 million associated with reductions in depreciation and costs and expenses and $400,000 associated with an increase in other income).

•
Reduced equity in earnings from Asurion of approximately $12.7 million from dividend-equivalent bonus payments made by Asurion to its vested stock option holders during the three months ended September 30, 2006 in connection with the debt-financed distribution to all of its shareholders. DST management considers the dividend-equivalent bonus payments to be non-recurring in nature. The DST income tax benefit associated with this charge was approximately $5.1 million.

•	An income tax benefit of approximately $8.3 million for the portion of the July 2006 Asurion distribution that qualifies for the dividends received deduction for DST, as previously discussed.

•
Transaction and integration costs incurred with the acquisition of ASI, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $600,000.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 14

DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

•
Other net gains, in the amount of $400,000, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $100,000.

In addition to the items which occurred in the quarter ended September 30, 2006 as described above, the following items, which occurred during the six months ended June 30, 2006, have been previously reported as non-GAAP adjustments and are included in the nine months ended September 30, 2006:

•
Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\par merger with Asurion on January 1, 2006, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, on January 1, 2006 related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses. The income tax expense associated with this gain was approximately $600,000.

•
Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Increased interest expense of $12.7 million resulting from the write-off of the Company’s convertible debenture debt issuance costs. The income tax benefit associated with these interest costs was approximately $5.0 million.

•
Other net gains in the amount of $16.1 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net. The income tax expense associated with these gains was approximately $6.3 million.

•
A net gain of $52.8 million resulting from the lock\line merger with Asurion on January 1, 2006, which is included in gain on sale of business. The income tax expense associated with this gain was approximately $23.1 million.

•
A loss included in other income, net, in the amount of $2.9 million, principally related to the decline in value of a non-operating chapter 11 bankruptcy claim of an amount due from a previous client. The income tax effect of this adjustment resulted in an income tax benefit of $1.1 million.

•
A federal income tax refund resulting from a settlement with the IRS related to research and experimentation credits claimed by the Company for historical periods from 1988 through 2001. A portion of the refund, in the amount of $1.3 million, was required to be reported as interest income and has been included in other income, net. The income tax benefit of this IRS settlement and federal income tax refund was approximately $4.4 million.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 15

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$75.3	$1,080.3	$672.8	$9.62

Adjusted to remove:
Included in operating income:

Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Asurion gain		(996.3)	(617.0)	(8.82)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04

Adjusted Non-GAAP income	$79.6	$93.2	$61.5	$0.88

	2006
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$76.4	$70.3	$54.7	$0.76

Adjusted to remove:
Included in operating income:

State sales and use tax settlement - Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
ASI transaction/integration costs - Financial Services	1.7	1.7	1.1	0.01

Included in non-operating income:

State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Net gains on securities transactions		(0.4)	(0.3)
Asurion dividend-equivalent bonus payment		12.7	7.6	0.11
Income tax effect of the Asurion distribution			(8.3)	(0.11)

Adjusted Non-GAAP income	$71.2	$76.5	$50.1	$0.70

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE - October 22, 2007	Page 16

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Nine Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$244.8	$1,286.2	$811.0	$11.37

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	4.3	4.3	2.6	0.03
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.03)
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)
Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Net gains on securities transactions		(8.0)	(4.8)	(0.06)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Favorable income tax resolution			(3.8)	(0.05)
Asurion gain		(996.3)	(617.0)	(8.66)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04

Adjusted Non-GAAP income	$237.9	$277.4	$182.8	$2.55

	2006
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$215.6	$280.4	$191.9	$2.63

Adjusted to remove:
Included in operating income:

State sales and use tax settlement - Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R - Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
ASI transaction/integration costs - Financial Services	1.7	1.7	1.1	0.01
Employee severance expense - Output Solutions	1.8	1.8	1.1	0.01

Included in non-operating income:

State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)
Write-off of convertible debenture issuance costs		12.7	7.7	0.11
Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Net gains on securities transactions		(16.5)	(10.1)	(0.13)
Gain on lock\par merger		(52.8)	(29.7)	(0.40)
Asurion dividend-equivalent bonus payment		12.7	7.6	0.10
Income tax effect of the Asurion distribution			(8.3)	(0.11)

Adjusted Non-GAAP income	$212.5	$234.1	$152.9	$2.09

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.